Exhibit 99.1

Company Investor/Media Contact:

dj Orthopedics, Inc.

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2004 AND INTEGRATION PLANS FOR REGENTEK BUSINESS SEGMENT

SAN DIEGO, CA July 27, 2004 - dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced financial results for the second quarter and six months ended June 26, 2004.

Net revenues for the second quarter of 2004 totaled $63.2 million, increasing 33.2 percent compared with net revenues of $47.4 million reported in the second quarter of 2003 and 7.2 percent compared to pro forma net revenues, including the Company’s new Regentek™ division, of $58.9 million for the second quarter of 2003.

As previously announced, dj Orthopedics redeemed $75 million of Senior Subordinated Notes due 2009 (Notes) on June 15, 2004.  In connection with the redemption, the Company recorded a one-time charge in the second quarter of approximately $7.8 million, or $4.7 million net of tax, to write-off a redemption premium and unamortized debt issuance costs and discounts.  The redemption of the Notes will reduce the Company’s annual interest expense by approximately $10 million, beginning in the third quarter of 2004.  Excluding the impact of the Notes redemption, net income for the second quarter of 2004 was $4.7 million, or $0.21 per share, increasing 75.6 percent compared with net income of $2.7 million, or $0.15 per share, as reported in the second quarter of 2003, and 26.4 percent compared to pro forma net income of $3.7 million, or $0.20 per share, for the second quarter of 2003. Reported net income for the three months ended June 26, 2004, after the charge taken in connection with the Notes redemption, was $0.1 million, or $0.00 per share.  The weighted average number of shares used to calculate net income per share in the current quarter was 23.0 million shares, compared to 18.3 million shares in the prior year period.  The share increase is related to the impact of 3.16 million common shares sold in a stock offering in February 2004, the net proceeds of which were utilized to redeem the Notes, and an increase in the dilutive net effect of employee stock options.

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For the first six months of 2004, net revenues totaled $125.4 million, an increase of 32.8 percent compared with net revenues of $94.5 million reported in the first six months of 2003, and 7.7 percent compared to pro forma net revenues, including Regentek, of $116.4 million for the first six months of 2003. The six month period of 2004 included 125 shipping days while the comparable 2003 period included 126 days.  On an average daily sales basis, net revenues in the first six months of 2004 increased 8.6 percent compared to pro forma net revenues for the first six months of 2003.

Excluding the effects of the Notes redemption, net income for the first six months of 2004 increased approximately 100 percent to $8.7 million, or $0.40 per share, compared to $4.3 million, or $0.24 per share reported in the corresponding period in 2003, and 56.2 percent, compared to pro forma net income of $5.6 million, or $0.31 per share, reported in the first six months of 2003.  Reported net income for the six months ended June 26, 2004, after the charge taken in connection with the Notes redemption, was $4.0 million, or $0.18 per share.

“The first half of 2004 has been strong for dj Orthopedics and marked by the achievement of several important milestones,” said Les Cross, president and CEO of dj Orthopedics.  “We have launched new products across several categories including rigid and soft knee bracing, shoulder, ankle and pain management, and these products have contributed to our revenue growth.  We have entered into major supply agreements with health institutions such as Kaiser Permanente, Health Trust Purchasing Group and others to expand the market opportunities for our products.  The build-out of our new manufacturing facility in Mexico is nearly complete with occupancy scheduled by the end of the third quarter, at which time we will begin integrating more of our manufacturing operations into Mexico, further reducing our operating costs.  We have completed the redemption of our Senior Subordinated Notes, and reduced the interest rate on our remaining term debt, which together, will save us over $10 million in annual interest expense.  And we generated very strong cash flow from operations totaling $23.2 million for the six months, with $13.7 million generated in our second quarter, before interest payments related to the Notes.

“In the aggregate, revenue growth for the second quarter and first half of 2004 met our expectations.  For the six months, revenue growth in our DonJoy® segment was on target, although, as we anticipated, our second quarter growth in this segment was impacted by stronger than expected first quarter revenues.  Our ProCare® sales channel enjoyed a strong rebound in the current quarter and our OfficeCare® and International sales channels delivered strong second quarter sales results as well.  In total, our rehabilitation business continues to grow significantly faster than the market.

“Our Regentek division once again delivered solid growth in the second quarter with stronger operating margins than we planned.   At 10.3 percent, our current quarter Regentek revenue growth was lower than recent quarters, attributed to a variety of factors, including the timing of shipment of certain wholesale orders to our distributor customers. Based on available industry estimates,  we believe our growth rate remains the highest in the bone growth stimulation market and we are dedicated to maintaining this position going forward.  To that end, we are ready to implement a carefully planned organizational change, which we believe will further enhance the sales growth and profitability of this business segment.  Although our stand alone Regentek sales force has performed well since the acquisition, we have seen in a few test markets, that the integration of the Regentek product specialists into our DonJoy sales organization is a more effective way to leverage our brand name and our customer relationships.  Therefore, we intend to fully integrate our Regentek sales personnel into our larger DonJoy sales organization, effective August 1, 2004, giving us a more unified presence, under a single span of control, with a combined sales organization of more than 300 sales representatives selling our full range of products.  Additionally, our agreement with DePuy Spine for SpinaLogic represents a substantial presence in the fast-growing spine market and we will be supporting DePuy as appropriate to take full advantage of the SpinaLogic opportunity.”

The Company said that it will also integrate most of Regentek’s other functions, currently located in Tempe, Arizona, into the Company’s corporate facility in Vista, California by the end of 2004, affording significant low-risk expense synergies. The Company anticipates that the integration will result in annual expense reductions beginning in 2005 of approximately $3.0 million, or $1.8 million net of tax, after re-investing a portion of the savings back into the Regentek business.  Integration costs, primarily related to severance, recruiting and training expense, of $4.0 million to $5.0 million, or $2.4 million to $3.0 million net of tax, will be reported over the integration period as each function is relocated.

Mr. Cross finished by saying, “The decision to integrate a successful stand-alone business is never taken lightly. However, we feel strongly that the time is right to move forward with these changes to best position our stimulation business for long-term, sustained growth and market leadership, while simultaneously providing upside to our operating margins beginning in 2005.  As with any transition, we are cautious about the short-term impact that the integration could have on our Regentek revenue.  While we expect to see upside from the integration as early as the fourth quarter of this year, there could be some pressure on third quarter revenue as we initially implement our integration strategy.  Taking this into consideration, we expect our consolidated revenue for the third quarter to be between $63.5 million and $65.5 million, with some reduction in the relative contribution from Regentek.  With reduced Regentek revenue contribution, our weighted average gross margins and operating margins may be reduced in the third quarter.  We expect the integration impact to be short and we remain optimistic about achieving total revenue approaching $260 million for the full 2004 year.  We will continue to review our full year estimates as the integration progresses.”

Second Quarter Business Highlights:

•                       The Company launched several new products during the second quarter, including the enhanced DonJoy FourcePoint™ hinge that incorporates an on/off switch to add flexibility for treatment protocols using its resistance mechanism; the new Hinged Tru-Pull® Advanced System, an improved patellofemoral brace; and a new DuraKold® product for shoulder applications.

•                       The Company noted that two independent bracing studies have been recently completed.  One study demonstrated the superior biomechanical performance of three dj Orthopedics DonJoy braces compared to seven competitive braces, and the second study published in the American Journal of Sports Medicine on July 19, 2004, validated the ability of dj Orthopedics’ FourcePoint technology to increase knee flexion in athletes, potentially reducing the risk of ACL injuries.

•                       Following credit ratings upgrades by both Standard and Poor’s and Moody’s Investors Service in the second quarter, the Company successfully amended its term loan agreement to reduce the interest rate on such term loan to LIBOR plus 2.25% from the original rate of LIBOR plus 2.75%. The amendment, which was effective July 7, 2004, will reduce the Company’s annual interest expense by over $0.4 million in the first year.

•                       The previously announced settlement of the Company’s securities class action lawsuit received final court approval and had no impact on the Company’s financial results.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 5:00 PM, Eastern Time today, July 27, 2004.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 8530158.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 35 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s future growth and profitability, growth strategy, Regentek integration strategy and the Company’s anticipated financial results for 2004.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful implementation of our business and integration strategy relative to our Regentek division; the continued growth of the bone growth stimulation market; the successful move of manufacturing operations to our new Mexico facility; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our indebtedness; government regulations; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended			Six Months Ended
	June 26, 2004	June 28, 2003	Pro Forma (1) June 28, 2003	June 26, 2004	June 28, 2003	Pro Forma (1) June 28, 2003

Net revenues	$63,186	$47,420	$58,942	$125,427	$94,474	$116,412
Costs of goods sold	22,953	21,254	22,881	46,312	42,515	46,172
Gross profit	40,233	26,166	36,061	79,115	51,959	70,240
Operating expenses:
Sales and marketing	19,770	12,617	17,589	38,964	25,069	35,106
General and administrative	6,804	5,402	6,613	13,548	12,035	14,315
Research and development	1,402	1,060	1,239	2,780	1,994	2,386
Amortization of acquired intangibles	1,153	—	1,172	2,425	—	2,504
Total operating expenses	29,129	19,079	26,613	57,717	39,098	54,311
Income from operations	11,104	7,087	9,448	21,398	12,861	15,929
Interest expense, net of interest income	(3,095)	(2,998)	(3,616)	(6,648)	(6,157)	(7,187)
Prepayment premium and other costs related to Senior Subordinated Notes redemption	(7,760)	—	—	(7,760)	—	—
Other income (expense)	(143)	398	398	(249)	547	547
Income before income taxes	106	4,487	6,230	6,741	7,251	9,289
Provision for income taxes	(39)	(1,798)	(2,492)	(2,694)	(2,903)	(3,716)
Net income	$67	$2,689	$3,738	$4,047	$4,348	$5,573

Net income per share:
Basic	$—	$0.15	$0.21	$0.20	$0.24	$0.31
Diluted	$—	$0.15	$0.20	$0.18	$0.24	$0.31
Weighted average shares outstanding used to calculate per share information:
Basic	21,687	17,902	17,902	20,672	17,902	17,902
Diluted	23,039	18,336	18,336	21,932	18,178	18,178

Number of operating days	64	64	64	125	126	126

(1)                On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire three and six months ended June 26, 2004; however, for comparative purposes the Company has included pro forma financial information for the three and six months ended June 28, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 26, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$10,874	$19,146
Accounts receivable, net	50,821	43,876
Inventories, net	14,785	15,534
Deferred tax asset, current portion	11,283	11,283
Other current assets	4,388	6,342
Total current assets	92,151	96,181
Property, plant and equipment, net	15,427	15,556
Goodwill, intangible assets and other assets	154,847	161,258
Deferred tax asset	45,415	47,509
Total assets	$307,840	$320,504

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$29,485	$29,015
Long-term debt, current portion	5,000	5,000
Total current liabilities	34,485	34,015
Long-term debt, less current portion	93,750	169,156
Total stockholders’ equity	179,605	117,333
Total liabilities and stockholders’ equity	$307,840	$320,504

dj Orthopedics, Inc.

Unaudited Segment Information

(Dollar amounts in thousands)

	Three Months Ended			Revenues per Day		Six Months Ended			Revenues per Day
			Pro Forma (1)		Pro Forma (1)			Pro Forma (1)		Pro Forma (1)
	June 26, 2004	June 28, 2003	June 28, 2003	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003	June 28, 2003	June 26, 2004	June 28, 2003
Net revenues:
DonJoy	$23,864	$23,192	$23,192	$373	$362	$48,532	$46,046	$46,046	$388	$365
ProCare	12,534	11,659	11,659	196	182	23,873	22,926	22,926	191	182
Regentek (1)	12,705	—	11,522	198	180	24,911	—	21,938	199	174
OfficeCare	6,903	6,005	6,005	108	94	13,306	11,827	11,827	107	94
International	7,180	6,564	6,564	112	103	14,805	13,675	13,675	118	109
Consolidated net revenues	$63,186	$47,420	$58,942	$987	$921	$125,427	$94,474	$116,412	$1,003	$924

Gross profit:
DonJoy	$13,900	$13,047	$13,047			$28,395	$25,626	$25,626
ProCare	4,988	4,879	4,879			9,201	9,339	9,339
Regentek (1)	11,278	—	9,895			21,308	—	18,281
OfficeCare	5,627	4,567	4,567			10,807	8,977	8,977
International	4,440	3,673	3,673			9,404	8,017	8,017
Consolidated gross profit	$40,233	$26,166	$36,061			$79,115	$51,959	$70,240

Income from operations:
DonJoy	$4,908	$5,325	$5,325			$10,426	$10,333	$10,333
ProCare	2,547	2,526	2,526			4,342	4,779	4,779
Regentek (1)	3,075	—	2,361			4,977	—	3,068
OfficeCare	1,093	258	258			2,121	390	390
International	1,449	1,623	1,623			3,790	3,715	3,715
Income from reportable segments	13,072	9,732	12,093			25,656	19,217	22,285
Expenses not allocated to segments	(1,968)	(2,645)	(2,645)			(4,258)	(6,356)	(6,356)
Consolidated income from operations	$11,104	$7,087	$9,448			$21,398	$12,861	$15,929

Number of operating days	64	64	64			125	126	126

(1)               On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire three and six months ended June 26, 2004; however, for comparative purposes the Company has included pro forma financial information for the three and six months ended June 28, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.  For the three and six months ended June 26, 2004, Regentek income from operations have been reduced by amortization of acquired intangible assets amounting to $1.2 million and $2.4 million, respectively.

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